FOR IMMEDIATE RELEASE

ETRIALS RESPONDS TO PATENT INFRINGEMENT SUIT

Morrisville, NC—August 8, 2006—etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), an eClinical software and services company focused on people, process and technology to meet the needs of the pharmaceutical industry, today announced its plans to defend itself against a patent infringement lawsuit brought by Datasci, LLC (“Datasci”). The lawsuit asserts that etrials’ has infringed upon US Patent No. 6,496,827 owned by Datasci. The Company believes the complaint is without merit and intends to vigorously defend the action.

In response to the suit, etrials CEO John Cline stated, “We understand that Datasci has filed similar complaints recently against at least three other industry competitors. We believe complaints of this nature are just a cost of doing business in our industry. Our leadership position in the eClinical space is founded upon our ability to meet the needs of our world class customers. With our unique eClinical technology platform, we are confident that this suit will not threaten our ability to continue to provide our clients with unprecedented insight into all aspects of their clinical trials, accelerating their drug development timelines. We will aggressively defend our right to deliver all elements of our eClinical suite and will work diligently to prevail successfully in this case.”

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and reporting. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com.

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etrials is a registered trademark of etrials Worldwide, Inc. Other marks belong to their respective owners.

Forward-Looking Statements
This announcement contains forward-looking statements, including statements of expectations about the defense of this litigation and the expected effect of this litigation on our business, which involve risks and uncertainties and actual results that could differ materially from those discussed. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of those filings.  All forward-looking statements are based on information available to the Company on the date hereof, and it assumes no obligation to update such statements.

Contacts:
Investors/Media: Lorra Gosselin etrials Worldwide, Inc. 919.653.3400 lorra.gosselin@etrials.com	Investors: Ashton Partners Lauren Murphy 617.342.8152 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6709 mbanas@ashtonpartners.com